EXHIBIT 99

         Sypris Completes Outsourcing Deal with ArvinMeritor;
                Transaction Includes Purchase of Plant

    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 3, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today announced that it has entered into contracts to serve as a key supplier for the manufacture of trailer axle beams and a variety of drive train components for ArvinMeritor, Inc. (NYSE:ARM) ("ArvinMeritor"). As part of the transaction, Sypris has purchased ArvinMeritor's Kenton, Ohio plant that specializes in the manufacture of trailer axle beams. The deal, which was first announced on January 15, closed on May 3, 2004.
    The outsourcing arrangement will begin in phases over the next several years and will cover approximately $75 million of business per year when completed, based upon current market conditions. Shipments from the Kenton facility will begin immediately. The initial terms of the contracts vary, but in each case represent a long-term, multi-year commitment to the supply arrangement. The transaction included the extension of an existing contract between the parties through 2009.
    The components to be manufactured will be incorporated into final axle assemblies for sale to commercial vehicle truck OEMs such as Freightliner, International, Mack, Paccar and Volvo, and to trailer manufacturers such as Wabash, Great Dane, Stoughton, Hyundai, Trailmobile, Dorsey and Utility, among others.
    Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions said, "We are pleased to have this opportunity to expand our long-term relationship with ArvinMeritor. We will support ArvinMeritor with investments in advanced manufacturing technology to insure that the cost, quality and reliability of these components remain competitive for years to come. Initially, we plan to allocate several million dollars to support plant-level initiatives to increase the productivity and production capability of the plant."
    Gill continued, "With the closing of the purchase of the production assets in Kenton and the beginning of the new long-term supply agreement with ArvinMeritor, we believe that it is appropriate to update our outlook for the Company's financial performance."
    "Revenue for the second quarter of 2004 is now expected to be in the range of $96 to $99 million, which is up from our prior guidance of $90 to $93 million and from $71 million for 2003, which represents a 37% increase in revenue for the second quarter of 2004 at the midpoint of the range. Earnings per share for the quarter is expected to be in the range of $0.21 to $0.23 per diluted share, assuming 18.7 million shares outstanding. The earnings outlook for the quarter remains unchanged from our prior guidance, primarily as a result of certain transition expenses we expect to incur as part of the integration process. We expect the new supply agreement to make a positive contribution to earnings beginning in the third quarter, which will represent our first full quarter of ownership."
    "Revenue for 2004 is now forecast to be in the range of $390 to $400 million versus prior guidance of $360 to $370, and $277 million for 2003, which represents a 43% increase in revenue for 2004 at the midpoint of the range. We expect earnings of $0.95 to $1.05 per diluted share, based upon 18.0 million weighted average shares outstanding, compared to a prior forecast of $0.92 to $1.00 per diluted share, and $0.56 per diluted share for 2003, which represents a 79% increase for 2004 at the midpoint of the range."
    A conference call is scheduled for Tuesday, May 4, 2004, at 10:00 a.m. Eastern Time to discuss the content of this agreement with ArvinMeritor. The call can be accessed live via the Internet. Visit www.sypris.com or www.fulldisclosure.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This press release, and any oral statements made with reference to this cautionary guidance, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company's future results. These statements only reflect management's current opinions; and no assurance can be given, that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the ability to successfully manage growth or contraction in the economy, or the commercial vehicle or electronics markets; access to capital on favorable terms as needed for operations or growth; the ability to achieve expected annual savings and synergies from past and future business combinations; competitive factors and price pressures; availability of raw materials or third party component parts on a timely basis at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; program changes, delays, or cancellations by the government or other customers; concentrated reliance on major customers or suppliers; cost and yield issues associated with the Company's manufacturing facilities; revisions in estimated costs related to major contracts; labor relations; risks inherent in operating abroad, including foreign currency exchange rates; performance of our pension fund portfolios; changes in applicable law or in the Company's regulatory authorizations, security clearances, or other legal rights to conduct its business, deal with its work force or export goods and services; adverse regulatory actions, or other governmental sanctions; risks of litigation, including litigation with respect to environmental or asbestos-related matters, customer or supplier claims, or stockholders; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; natural disasters, casualties, utility disruptions, or the failure to anticipate unknown risks and uncertainties present in the Company's businesses; dependence on current management; as well as other factors included in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Sypris Solutions, Inc.
             David D. Johnson, 502-329-2000